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PRICING SUPPLEMENT                               Filing under Rule 424(b)(5)
                                                          File No. 33-60271


                           PROSPECTUS SUPPLEMENT NO. 4
                             DATED NOVEMBER 20, 1998
                        TO PROSPECTUS DATED JUNE 30, 1995

                       VIRGINIA ELECTRIC AND POWER COMPANY
                  MEDIUM-TERM NOTES, SERIES F - FIXED RATE NOTE
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE


PRESENTING AGENT: GOLDMAN, SACHS & CO.
ACTING AS:   AGENT ( )   PRINCIPAL (X)

IF ACTING AS PRINCIPAL, NOTES WI LL BE RESOLD TO THE PUBLIC AT:
                    (X) A FIXED PRICE OF 100% OF PRINCIPAL
                    ( ) VARYING PRICES BASED ON MARKET RATES

IF ACTING AS AGENT, NOTES WILL BE SOLD AT ___________% OF PRINCIPAL

         Principal Amount: ...................................$ 40,000,000
         Presenting Agent's Commission:     ..................$    250,000
         Net Proceeds to the Company:       ..................$ 39,750,000
         Interest Rate:.......................................        5.73%
         Original Issue Date:.................................    11/25/98
         Stated Maturity:  ...................................   11/25/08
         Specified Currency (U.S. Dollars unless noted):
         Authorized Denominations (if other than U.S. $1,000
                   and integral multiples thereof):  .........
         Initial Redemption Date:   ..........................
         Initial Redemption Percentage:     ..................
         Annual Redemption Percentage Reduction:     .........
         Limitation Date:  ...................................
         Refunding Rate:   ...................................
         Interest Payment Dates (if other than January 1
                   and July 1 of each year):..................
         Additional Terms (if any): ..........................




(X) BOOK ENTRY NOTE                        ( ) CERTIFICATED NOTE

                                     EXPERTS

         The financial statements included in the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in such Form 10-K. Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

         Legal conclusions relating to the Company's franchises and title to its properties in the Company's Annual Report on Form 10-K and legal conclusions UNDER DESCRIPTION OF THE NOTES in the Prospectus, including limitations upon the Company's issuance of bonds, have been reviewed by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia except that insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Notes will be passed on for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, and for any underwriters, dealers or agents by Mays & Valentine, L.L.P., Richmond, which also performs certain legal services for the Company on other matters.